Exhibit 10.10

INtellectual PRoperty License Agreement

Between

JD E-COMMERCE AMERICA LIMITED

AND

Maison International, Inc.

Hogan Lovells

- i -

Contents

Clauses

1.	Definitions and Interpretation	1
2.	Grant Of License	4
3.	Title, goodwill and registrations	5
4.	Quality control	6
5.	Marketing, advertising and promotion	7
6.	Confidentiality	7
7.	Registration of license	9
8.	Protection of the Licensed IPR	9
9.	Liability	10
10.	Additional GFM obligations	10
11.	Assignment and other dealings	11
12.	Term and termination	11
13.	Consequences of termination	12
14.	Waiver	12
15.	Entire agreement	12
16.	Variation	12
17.	Severability	12
18.	Counterparts	13
19.	Force majeure	13
20.	Notices	13
21.	Rights of Third Parties	14
22.	Successors and Assigns	14
23.	Governing law and dispute resolution	14

Schedules

Schedule 1	JD MARKS	16

Schedule 2	GFM MARKS	17

Hogan Lovells

This Intellectual Property License Agreement (“Agreement”) is made and entered into as of April 19,2021 (“Effective Date”) by and between:

Parties

(1)	JD E-commerce America Limited (“JD”), a Delaware corporation, with its principal place of business at 19900 MacArthur Blvd Suite 660, Irvine, CA 92612; and

(2)	Maison International, Inc. (“GFM”), a company incorporated and validly existing under the laws of the State of Illinois, the United States of America, which will do business in California as Maison Chicago Management Inc., whose registered business address is 19745 Colima Rd #1-616, Rowland Heights Ca 91748 ..

JD and GFM may be referred to herein individually as a “Party” and together as the “Parties”.

Whereas:

(A)	JD and GFM are parties to a certain Collaboration Agreement dated April 19,2021 (the “Collaboration Agreement”), which governs the collaboration between the Parties in respect of certain retail supermarket operations.

(B)	JD and GFM have agreed to enter into this Agreement to set out the terms and conditions on which certain trademarks, logos and designs and other intellectual property rights now and hereafter owned by JD or its Affiliates will be licensed to GFM for use in connection with such retail supermarket operations.

NOW THEREFORE, in consideration of the foregoing and the mutual provisions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

Agreed Terms

1.	Definitions And Interpretation

The definitions and rules of interpretation in this Clause apply in this Agreement.

1.1	Definitions

“Affiliate” means, with respect to a person, any entity that directly or indirectly Controls, is Controlled by, or is under common Control with that person.

“Business” means the operation and promotion of the Stores and the products and goods and the related services offered and sold by GFM in the Stores.

“Business Day” means any day which is not a Saturday, a Sunday, or a public holiday in either the Territory or the PRC.

“Co-Brand” means the brand consisting of a combination of the JD Marks and the GFM Marks in such forms as may be further determined and agreed upon by mutual written consent of the Parties.

Hogan Lovells

“Co-Brand Content” means any design or embodiment of the brand image or visual identity by which the Co-Brand will be known to the public as may be developed by JD or its Affiliates, independently or jointly with GFM, and provided by JD to GFM for use in conjunction with the Co-Brand for the Business, including any design of store layout, signage, advertising and marketing materials, consumer communications, artworks, webpages, mobile app content, and other such materials that JD may provide to GFM in connection with this Agreement.

“Control”, “Controlled”, and “Controlling” in relation to any entity means any of:

(a) the right to exercise more than fifty percent (50%) of the votes of equity holders in that entity; or

(b) the contractual right to designate more than half of the members of that entity’s board of directors or similar governing body; or

(c) the power to control, directly or indirectly, the direction of the management or policies of such entity, whether such power is effected through ownership of shares or other securities, by contract, by proxy or otherwise.

“Effective Date” has the meaning as set forth at the beginning of this Agreement.

“Financial Year” means a period of twelve (12) months commencing on January 1st of any year and ending on December 31st of the same year.

“GFM Marks” means the trademarks, logos and designs listed on Schedule 2 of this Agreement.

“Improvements” has the meaning as set forth in Clause 3.3 of this Agreement.

“Insolvency Event” means that a person: (a) is unable to pay its debts or becomes insolvent or bankrupt or ceases to trade; (b) is the subject of an order made or a resolution passed for the administration, winding-up or dissolution (otherwise than for the purpose of a solvent amalgamation or reconstruction, which does not materially reduce that entity’s assets); (c) has an administrative or other receiver, manager, trustee, liquidator, administrator, or similar officer appointed over all or any substantial part of its assets; (d) enters into or proposes any composition or arrangement with its creditors generally (otherwise than for the purpose of a financing or solvent amalgamation or reconstruction, which does not materially reduce the entities’ assets); or (e) is the subject of any events or circumstances analogous to any of the foregoing in any applicable jurisdiction.

“Intellectual Property Rights” means all intellectual property and other similar proprietary rights in any jurisdictions, whether registered or not, including such rights in and to:

(a) any trademark, service mark, collective mark, trade name, business name, brand name, slogan, logo, trade dress, Internet domain names, and all other indicia of origin together with all goodwill associated therewith, and all registrations, applications for registration, and renewals for any of the foregoing;

(b) any copyright and any type of work of authorship or work-made-for-hire (whether or not copyrightable) including in all database rights, website content and software, and all registrations, applications for registration, and renewal for any of the foregoing; (d) any design, design patent registration and all registrations, applications for registration and renewals of any of the foregoing;

(c) any patent (including all invention patents, design patents and utility model patents, and reissues, divisionals, provisionals, continuations, continuations in-part, re-examinations, renewals, substitutions and extensions thereof), patent application, patent disclosure and other patent rights, invention disclosures (regardless of whether or not the disclosed invention is patentable and regardless of whether or not a patent application is filed that is related to the disclosed invention), plant variety rights, integrated circuit topographies and any governmental authority-issued or recognized indicia of invention ownership; and

(d) any trade secrets and rights in any confidential information arising under contract or any applicable law.

“JD Branding Guidelines” means the guidelines prescribing the permitted form and manner in which the Co-Brand and the JD Brand Content may be used, including but not limited to indications regarding size, color, position, proportions of the Co-Brand and the location where the Co-Brand may be used in the Stores and the related materials, as may be provided, published, updated or amended by JD and notified to GFM from time to time.

“JD Marks” means the trademarks, logos and designs listed on Schedule 1 of this Agreement, as may be updated by JD and notified to GFM from time to time.

“Licensed IPR” means (a) the Co-Brand, (b) the JD Marks as incorporated into the Co- Brand, (c) copyright and trade dress rights now or hereafter owned by JD and its Affiliates in the Co-Brand Content, in all cases (a) to (c) only to the extent as licensed under Clause 2 of this Agreement.

“PRC” means the People’s Republic of China, excluding, for the purposes of this Agreement, the Special Administrative Regions of Hong Kong and Macau, and Taiwan.

“Stores” means retail supermarket stores of GFM in the Territory as specifically approved by JD in writing.

“Term” has the meaning as set forth in Clause 12.1 of this Agreement.

“Territory” means the State of California of the United States of America unless otherwise agreed upon between the Parties.

1.2	Interpretation

The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules to this Agreement.

The headings of any Clause (or clause) or paragraph of, or Schedule to, this Agreement shall not affect the interpretation of this Agreement.

Any obligation on a Party not to do something includes an obligation not to allow that thing to be done by a Party under its Control.

Unless the context requires otherwise, in this Agreement:

(a)	a reference to a “Clause” (or “clause”) or “Schedule” is, unless stated otherwise, a reference to a clause of, or schedule to, this Agreement.

(b)	a reference to a “person” includes any individual, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, or any other entity whether acting in an individual, fiduciary or other capacity, and reference herein to any Person shall be construed to include the Person’s successors and assigns;

(c)	a reference to a “company” includes any company, corporation or other body corporate, wherever and however incorporated or established;

(d)	a reference to “including”, “include” or “includes” or any similar expression shall be deemed to be followed by the phrase “without limitation” and shall be construed as illustrative and shall not limit the scope of the meaning of the words preceding those terms;

(e)	a reference to “in writing” or “written” includes e-mail sent in accordance with this Agreement;

(f)	the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(g)	the word “any” shall mean “any and all” unless otherwise clearly indicated by context;

(h)	the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(i)	words in the singular include the plural and in the plural include the singular, and the definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined;

(j)	any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein); and

(k)	any reference to any applicable law herein shall be construed as referring to such applicable law as from time to time enacted, repealed or amended.

2.	Grant Of License

2.1	Subject to the terms and conditions of this Agreement, JD hereby grants and agrees to grant to GFM, and GFM hereby accepts and agrees to accept, a limited, non-exclusive, non-transferable, non-sublicensable license during the Term and in the Territory to (a) use the Co-Brand, (b) use the JD Marks but only as incorporated into the Co-Brand, (c) use, copy and distribute the Co-Brand Content, in all cases (a) to (c) solely in connection with the Business.

2.2	The license granted under Clause 2.1 of this Agreement is subject to the following terms and conditions:

(a)	GFM shall use the Licensed IPR in accordance with all the terms and conditions of this Agreement, the JD Branding Guidelines, or other standards or directions as may be communicated by JD to GFM from time to time;

(b)	GFM shall not make any use of the JD Marks except only to the extent as they form a part of the Co-Brand and only to the extent as expressly permitted under this Agreement;

(c)	GFM shall not, directly or indirectly, without the express consent of JD:

(i)	use the Licensed IPR on any products or goods, or display or distribute any products or goods bearing or incorporating the Licensed IPR;

(ii)	use the Licensed IPR on any services except only to the extent as expressly permitted under this Agreement;

(iii)	use any Intellectual Property Rights of JD or its Affiliates except only to the extent as expressly permitted under this Agreement; and

(iv)	use any trademarks, logos or designs other than the Co-Brand in connection with the Business.

(d)	GFM shall comply and remain in compliance with its obligations under the Collaboration Agreement to pay Royalty Fees (as defined in the Collaboration Agreement), which include, in part, the royalty fees contemplated by the Parties for the license granted under this Agreement.

2.3	JD shall not be responsible for the adaptation of the Licensed IPR to any local laws, regulations or customs in the Territory, and GFM accepts, and shall use, the Licensed IPR “as is” and without any representations or warranties of any kind whatsoever, express or implied, at law or in equity, including any representations or warranties of merchantability, fitness for any particular purpose or use, accuracy of information, title or non-infringement.

3.	Title, Goodwill And Registrations

3.1	All Intellectual Property Rights in the JD Marks shall remain vested in and be the exclusive property of JD and its Affiliates. GFM acknowledges that it has no rights of ownership in the JD Marks and any goodwill and other benefits derived from the use by GFM of the JD Marks shall accrue to the benefit of JD and its Affiliates.

3.2	All Intellectual Property Rights in the GFM Marks shall remain vested in and be the exclusive property of GFM. JD acknowledges that it has no rights of ownership in the GFM Marks, and any goodwill and other benefits derived from the use by GFM of the GFM Marks shall accrue to the benefit of GFM.

3.3	All Intellectual Property Rights in (a) the Co-Brand Content and (b) the Co-Brand, excluding the GFM Marks by themselves, and all goodwill and other benefits derived from the use of the Co-Brand, shall vest and remained vested in and be the exclusive property of JD and its Affiliates. JD hereby undertakes that it shall not, and shall take reasonable efforts to cause its Affiliates not to, license any third party the right to use, or transfer to any third party the ownership of, the Co-Brand Content and the Co-Brand without GFM’s prior written consent.

3.4	Unless otherwise provided under this Agreement, GFM shall not, during the Term and thereafter, register or use any of the JD Marks or the Co-Brand in any domain names, e- commerce platform or social media accounts, or register or use any domain names, e- commerce platform or social media accounts using or incorporating any word or combination of letters or characters similar to any of the JD Marks or the Co-Brand, without the prior written consent of JD.

3.5	Improvements, modifications, enhancements, translations, additions, revisions, extensions, upgrades, updates, changes or derivatives (“Improvements”) to any Licensed IPR shall vest and remain vested in and be the exclusive property of JD and its Affiliates. GFM hereby undertakes to (a) promptly disclose any such Improvements within a reasonable time after the discovery or creation thereof to JD in sufficient detail to enable JD’s use thereof, and (b) immediately and automatically assign all remaining rights, title and interest that GFM may have in any such Improvements (and all Intellectual Property Rights therein or thereto) to JD or its Affiliates, or, to the extent that any such Improvements is not assignable, waive all claims or and causes of action of any kind it may have against JD or its Affiliates with respect to such rights, in perpetuity and throughout the world.

3.6	GFM shall not apply for, or obtain registration or another type of legal protection of any portion of the Licensed IPR or Improvements in any jurisdiction, including the registration of any Intellectual Property Rights thereof or any trademark similar to the JD Marks or the Co-Brand (except for the GFM Marks) or otherwise infringes on or misappropriates any portion of the Intellectual Property Rights of JD or its Affiliates.

3.7	GFM shall not do or permit to be done, any act that will or is reasonably likely to, in JD’s reasonable and good faith opinion, weaken, damage, invalidate, misappropriate, or be detrimental to the Licensed IPR or the reputation or goodwill associated with the Licensed IPR, or otherwise bring JD or its Affiliates into disrepute.

3.8	The Parties hereby agree that they shall immediately execute any additional forms or agreements necessary to give full legal effect to any of the provisions of this Clause 3.

4.	Quality Control

4.1	GFM shall comply with the standards and directions relating to the use and affixation of Co- Brand, as notified in writing by JD from time to time.

4.2	GFM shall, in exercising its rights under the Licensed IPR under this Agreement, comply with, and shall ensure that each of the products and services provided by GFM in connection with the Business is compliant with all applicable laws, regulations, permit requirements, industry standards and binding codes of practice in the Territory. Should an event occur with respect to any substandard product or service branded with the Co-Brand which may be reasonably expected to damage or denigrate the Co-Brand or the JD Marks, then JD may require GDM to take immediate measures, including, but not limited to a market withdrawal, stock recovery and/or recall of any such product or issuance of a statement in relation to such services.

4.3	GFM shall promptly provide JD with copies of all communications relating to GFM’s use of the Licensed IPR with any regulatory, industry, trade association, or other government authority in the Territory.

4.4	GFM shall permit, upon reasonable prior written notice by JD and shall use commercially reasonable endeavors to obtain permission for, JD during normal business hours to enter GFM’s premises in the Territory, to inspect the methods used as well as the standards of care and service; provided that JD shall conduct such inspection in a manner that does not unreasonably interfere with GFM’s normal course of business and any such inspection shall be subject to GFM’s reasonable security requirements and any other reasonable requirements applicable to persons present on GFM’s premises.

4.5	GFM shall provide in writing to JD all details of any complaints GFM has received or become aware of relating the products and services provided within the scope of the Business and/or relating to any portion of the Licensed IPR, JD’s Confidential Information, JD, or this Agreement, together with reports on the manner in which such complaints are being, or have been, dealt with and shall comply with any reasonable directions given by JD in respect thereof.

5.	Marketing, Advertising And Promotion

5.1	GFM shall use the Co-Brands in a clearly visible way in connection with the Business in compliance with the JD Branding Guideline.

5.2	GFM shall use its commercially reasonable endeavors to promote, at its own expense, the Co-Brand in the Territory on a reasonable scale and shall provide such advertising and publicity as may reasonably be expected to bring the Co-Brand to the attention of a reasonable share of customers and potential customers in the Territory.

5.3	GFM undertakes to ensure that its advertising, marketing and promotion of the products and services provided within the scope of the Business and its use the Co-Brand shall be in strict compliance with the JD Branding Guidelines.

5.4	During the Term, GFM shall, upon its own initiative or upon JD’s reasonable written request but no more than three times per Quarterly Period, send to JD the text and layout of all proposed advertisements and marketing and promotional material for the products and services using or displaying the Co-Brand for JD to review and approve whether such use or display of the Co-Brand is in compliance with the JD Branding Guidelines. GFM shall not use any advertisements and marketing and promotional material carrying the Co-Brand without such prior written approval by JD. GFM shall not use an influencer or celebrity to endorse or promote the Co-Brand or the Business unless and until it obtains approval in writing from JD.

5.5	GFM shall bear the costs of all advertising, marketing and promotion for the products and services provided within the scope of the Business.

6.	Confidentiality

6.1	The Parties acknowledge that it will be necessary for them to disclose or make available to each other information and materials that are confidential or proprietary or contain valuable trade secrets relating to their respective businesses (specifically labeled or identified as “confidential” or reasonably construed as confidential given the circumstances of disclosure, the contents or availability) (collectively the “Confidential Information”), which could be presented in any form or medium, that relates to the Licensed IPR, the Business, products, services and/or research and development of any of the Parties hereto and/or any of their Affiliates, suppliers, distributors, clients, independent contractors and/or other business relations.

6.2	Confidential Information includes, but is not limited to, the following: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, employee salary and other employee information, promotional, offering development, and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about or from, employees, consultants, partners, suppliers, distributors, clients, independent contractors or other business relations and their confidential information; (iii) trade secrets, source code, use of open source software, software tools, data security and privacy protection measures, and methods of operation relating to each product or service of the Parties hereto or any of their business, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and (iv) ideas, proprietary information, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable). The Party receiving the Confidential Information (“Receiving Party”) shall maintain in confidence the Confidential Information of the other Party (“Disclosing Party”) using not less than the efforts such Receiving Party uses to maintain in confidence its own Confidential Information of similar nature or sensitivity (but in no event less than reasonable care under the circumstances). In addition, the Receiving Party will not use or disclose any Confidential Information of the Disclosing Party to any other Person without the consent of the Disclosing Party, except: (a) for purposes of performing its obligations under this Agreement, (b) to any employees, consultants and contractors of the Receiving Party (i) that have a need to know such Confidential Information for the Receiving Party to perform its obligations under this Agreement and (ii) who are bound by a written confidentiality agreement with confidentiality provisions no less stringent than those contained in this Agreement, or (c) as otherwise provided herein.

Notwithstanding the foregoing, the restrictions as to use and disclosure set out above shall not apply:

(a)	to the extent necessary for any Party to exercise or enforce its rights under this Agreement;

(b)	to the extent required by applicable securities laws, including requirements to file a copy of this Agreement (redacted to the extent reasonably permitted by applicable law) or to disclose information regarding the provisions of this Agreement or performance under this Agreement to applicable regulatory authorities;

(c)	in the event that either Party is required by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process to disclose any of the Confidential Information of another Party, such compelled Party may disclose only that portion of the Confidential Information of the other Party that such Party is legally required to disclose. If legally permitted, a Party shall first provide notice to the other Party of any such process requiring such disclosure upon receipt thereof in order to provide the other Party with the opportunity to petition the court or administrative body to prevent such disclosure;

(d)	to Confidential Information disclosed in confidence (which requires that the person receiving Confidential Information has at least an obligation via contract or otherwise to maintain the confidentiality of any such Confidential Information) to legal counsel, accountants, auditors and professional advisors; or

(e)	to Confidential Information to the extent that it: (i) is already, or otherwise becomes, publicly known by third parties other than as a result of an act or omission of the Receiving Party; (ii) is lawfully received, after disclosure hereunder, from a third party having the right to disseminate the information to the Receiving Party and without restriction on disclosure; (iii) is furnished to others by the Disclosing Party without restriction on disclosure; or (iv) can be shown by the Receiving Party to have been independently developed by such Receiving Party without use of or reference to the Confidential Information of the Disclosing Party.

6.3	Each Party’s obligation under this Clause shall continue for a period of five (5) years from the date of termination or expiration of this Agreement, with the exception of trade secrets so long as such information remains a trade secret under applicable law. Upon request by the Disclosing Party, the Receiving Party will promptly return or destroy (as may be reasonably requested by the Disclosing Party) all Confidential Information of the Disclosing Party that it has in its possession (including materials stored on electronic media or its computing environment).

7.	Registration Of License

7.1	JD may, at its sole discretion, and at GFM’s reasonable request and expense, register the license of the Licensed IPR granted under this Agreement with the relevant registries.

8.	Protection Of The Licensed Ipr

8.1	GFM shall immediately notify JD in writing giving full particulars if to GFM’s knowledge any of the following matters occurring in the Territory come to its attention:

(a)	any actual, suspected or threatened infringement, misuse, violation, or misappropriation of the Licensed IPR or the JD Marks;

(b)	any actual or threatened claim that the Licensed IPR or the JD Marks are invalid;

(c)	any actual or threatened opposition or cancellation procedures, or other challenges by any third party regarding the Licensed IPR or the JD Marks;

(d)	any claim made or threatened that use of the Licensed IPR or the JD Marks infringes, violates or misappropriates the rights of any third party;

(e)	any person applies for, or is granted, a registered trademark or a registered copyright by reason of which that person may be, or has been, granted rights which conflict with any of the rights granted to GFM under this Agreement; or

(f)	any other form of opposition, unenforceability, invalidation claim, charge or claim to which the Licensed IPR or the JD Marks may be subject.

8.2	In respect of any of the matters listed in Clause 8.1:

(a)	JD shall, in its absolute discretion, decide what action, if any, to take;

(b)	JD shall have exclusive control over, and conduct of, all claims and proceedings; provided that notwithstanding the foregoing, GFM shall have the right, where commercially and strategically reasonable, to participate, at its sole expense, in all claims and proceedings, provided that it gives JD prior written notice of its intentions;

(c)	GFM shall not make any admissions other than to JD and shall provide JD with all assistance that it may reasonably require in the conduct of any claims or proceedings (including acting as a (co-)claimant or (co-) defendant when requested to do so by JD in writing) at JD’s sole cost and expense; and

(d)	subject to Clause 8.2 (b) above, JD shall bear the cost of any proceedings and shall be entitled to retain all sums recovered in any action for its own account.

8.3	Nothing in this Agreement shall constitute any representation or warranty by JD that:

(a)	any portion of the Licensed IPR or the JD Marks is valid and does not infringe any third party rights; or

(b)	any portion of the Licensed IPR or the JD Marks (if still at application stage) shall proceed to grant or, if granted, shall be valid, or be maintained.

9.	Liability

9.1	Except as otherwise explicitly set forth in this Agreement, to the fullest extent permitted by law, JD and its Affiliates shall not be liable to GFM, and GFM agrees not to claim against JD or its Affiliates, for any costs, expenses, loss or damage (whether direct, indirect or consequential, and whether economic or other) arising from GFM’s exercise of the rights granted to it under this Agreement, whether in respect to any infringement or misappropriation of third party rights or otherwise.

9.2	Notwithstanding any other provision of this Agreement, JD shall have no liability to GFM, its customers or any third parties with respect to any of the products or services offered under or in connection with the Co-Brand by GFM, its agents, contractors or sub- contractors.

10.	Additional Gfm Obligations

10.1	GFM shall:

(a)	obtain at its own expense all licenses, permits, regulatory approvals, and consents necessary for the use of the Licensed IPR in the Territory;

(b)	perform its obligations in connection with the Business all due skill, care and diligence including good industry practice in the Territory;

(c)	only make use of the Licensed IPR for the purposes authorized in this Agreement or otherwise agreed to in writing in advance by JD;

(d)	comply with all regulations and commercially reasonable industry practices in force or use in the Territory to safeguard JD’s rights in the Licensed IPR.

10.2	GFM acknowledges and agrees that the exercise of the license granted to GFM under this Agreement is subject to all applicable laws, enactments, regulations, accepted industry standards, and other similar instruments in the Territory, and GFM understands and agrees that except as otherwise set forth in this Agreement, it shall at all times be solely liable and responsible for such due observance and performance.

11.	Assignment And Other Dealings

11.1	Each Party shall not assign, transfer, mortgage, charge, or deal in any other manner with any or all of its rights or obligations under this Agreement without the prior written consent of the other Party, provided that such consent shall not be required if (i) JD transfers or assigns its rights or obligations under this Agreement to an entity that is Controlled directly or indirectly by it, or (ii) the proposed assignment or transfer forms a part of a general reorganization, divestment, sales of activities or branch or merger or acquisition of JD.

11.2	JD may subcontract or delegate in any manner any or all of its obligations under this Agreement to any third party.

12.	Term And Termination

12.1	This Agreement shall commence on the Effective Date and shall continue, unless terminated earlier in accordance with this Clause, for a period of 10 years as may be extended by written mutual consent of the Parties (“Term”).

12.2	Either Party will be entitled to terminate this Agreement by giving notice in writing to the other Party if:

(a)	the other Party commits a material breach of this Agreement which is irremediable or which it has failed to remedy within twenty (20) Business Days of receiving notice from the other Party to do so; or

(b)	the other Party suffers an Insolvency Event.

12.3	Without affecting any other right or remedy available to it, JD may terminate this Agreement with immediate effect by giving written notice to GFM if:

(a)	GFM fails to pay any amount due under this Agreement on the due date for payment and remains in default not less than twenty (20) Business Days after being notified by JD in writing to make such payment;

(b)	GFM suspends or ceases carrying on all, or a substantial part of the Business;

(c)	there is a change of Control of GFM;

(d)	GFM or any of its Affiliates challenge the validity of any portion of the Licensees IPR or the JD Marks, or misuses or misappropriates any portion of the Licensed IPR or the JD Marks; or

(e)	the Collaboration Agreement between the Parties expires or is terminated.

13.	Consequences Of Termination

13.1	Upon expiry or termination of this Agreement for any reason and subject to any express provisions set out in this Agreement:

(a)	all outstanding sums payable by GFM to JD shall immediately become due and payable;

(b)	all rights and licenses granted pursuant to this Agreement shall immediately cease, and GFM shall promptly stop using any of the Licensed IPR and transfer to JD (or its designated person) any domain names, e-commerce platform accounts or social media accounts using the Licensed IPR or similar signs;

(c)	GFM shall execute all documents and do all acts and things as may be reasonably necessary to effect cancellations of any registration of the license registered pursuant to Clause 7 of this Agreement at its own expense;

(d)	GFM shall promptly return to JD, at GFM’s expense, all records and copies of documents or materials incorporating the Licensed IPR, and other promotional material in its possession that includes the Licensed IPR, and any information of a confidential nature communicated to it by JD.

14.	Waiver

14.1	No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

15.	Entire Agreement

15.1	This Agreement constitutes the entire agreement between the Parties in respect of the subject matter of this Agreement and supersedes any previous agreements, promises, assurances, warranties, representations, understandings or arrangements between the Parties, whether written or oral, relating to such subject matter.

16.	Variation

No variation of this Agreement shall be effective unless it is in writing and signed by the Parties or their authorized representatives.

17.	Severability

17.1	If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this Clause shall not affect the validity and enforceability of the rest of this Agreement.

18.	Counterparts

18.1	This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement. Signatures that are emailed, scanned or faxed shall be valid and binding. Transmission of an executed counterpart of this Agreement by email (in PDF, JPEG or other agreed format) may take effect as delivery of an executed counterpart of this Agreement.

18.2	No counterpart shall be effective until each Party has executed and delivered at least one counterpart.

19.	Force Majeure

Neither Party shall be in breach of this Agreement nor liable for delay in performing, or failure to perform, any of its obligations under this Agreement if such delay or failure result from unforeseeable events, circumstances or causes that are beyond its reasonable control. In such circumstances the affected Party shall be entitled to a reasonable extension of the time for performing such obligations and shall use commercially reasonable efforts to minimize the effect of such unforeseeable event, circumstance or cause. If the period of delay or non-performance continues for forty (40) Business Days, the Party not affected may terminate this Agreement with immediate effect by written notice to the other Party.

20.	Notices

20.1	Any and all notices or other communications or deliveries required or permitted to be given in writing pursuant to any of the provisions of this Agreement shall be deemed to have been duly given for all purposes if sent by a recognized international courier service, hand delivered or sent by e-mail as follows:

(a)	If to GFM, to:

17700 Castleton St, Suite 128,

City of Industry, CA 91748

Attention: John Jun Xu

Email: john@jcintlgroup.com

(b)	If to JD, to:

19900 MacArthur Blvd, Suite 660,

Irvine, CA 92612

Attention: Vicky Jia Zhuang

Email: zhuangjia@jd.com

or at such other address as any Party may specify by notice given to other Party in accordance with this Clause. The date of giving of any such notice shall be three Business Days after mailing using a recognized international courier service, or the date of delivery in the case of hand delivery or e-mail.

21.	Rights of Third Parties

(a)	A person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Cap.623) to enforce or enjoy the benefit of any term of this Agreement.

(b)	The rights of the Parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any other third person.

22.	Successors and Assigns

22.1	This Agreement shall be binding upon, and inure to the benefit of, each of the Parties and their respective successors and permitted assigns.

23.	Governing Law and Dispute Resolution

23.1	This Agreement, and all matters arising out of or related to this Agreement, shall be governed by and interpreted in accordance with the laws of Hong Kong, without reference to the choice of law or conflicts of law principles which would apply the laws of another jurisdiction.

23.2	The Parties agree that any dispute under this Agreement shall be referred to the Hong Kong International Arbitration Centre (“HKIAC”) located in Hong Kong for arbitration in accordance with the HKIAC Administered Arbitration Rules in effect at the time of applying for arbitration, as may be amended by this Clause. The arbitral tribunal shall be made up of three (3) arbitrators. The seat of arbitration shall be Hong Kong. The arbitration proceedings shall be conducted in English. The arbitral award shall be final and binding upon the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed on the date and year first above written.

JD E-COMMERCE AMERICA LIMITED

By:	/s/ Jia Zhuang
Name:	Jia Zhuang
Title:	Authorized Signature

MAISON INTERNATIONAL, INC

By:	/s/ John Jun Xu
Name:	John Jun Xu
Title:	President

Schedule 1 JD Marks

1.

2.	powered by JD

Schedule 2 GFM Marks